EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.62 on Revenue Increase of 12.9% to $150 Million

BENTONVILLE, Ark., Nov. 17, 2016 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the second quarter of fiscal 2017.

Highlights of second quarter operating results:

  Net income of $5.0 million – $.62 per diluted share vs. ($.06) per diluted share ($.29 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) for prior year quarter
  Revenues of $150 million compared to $133 million for the prior year quarter (a 12.9% increase)
  Retail unit sales increase of 11.8% to 12,167 from 10,881 for the prior year quarter with increased productivity at 28.4 retail units sold per store per month, up from 25.3 for the prior year quarter
  Average retail sales price increased $244 to $10,491 or 2.4% from the prior year quarter (increased $98 or 0.9% sequentially)
  Gross profit margin percentage increased to 41.4% from 39.2% for the prior year quarter
  Collections as a percentage of average finance receivables of 12.6% compared to 13.7% for the prior year quarter.  The weighted average contract term increased to 31.7 months from 30.6.
  Net Charge-offs as a percent of average finance receivables of 7.7%, down slightly from 7.8% for prior year quarter
  Accounts over 30 days past due increased to 4.8% from 3.5% at October 31, 2015
  Average percentage of finance receivables current of 80.3% compared to 81.4% at April 30, 2016
  Provision for credit losses of 29.6% of sales vs. 32.4% (28.3% excluding increase to allowance for credit losses) for prior year quarter
  Selling, general and administrative expenses at 17.0% of sales vs. 18.9% for prior year quarter
  Active accounts base approximately 67,600, an increase of approximately 2,600 from April 30, 2016
  Debt to equity of 53.1% and debt to finance receivables of 26.3%
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at October 31, 2016
  Strong cash flows supporting the increase in revenues, the $13.7 million increase in finance receivables, $352,000 in net capital expenditures and $894,000 in common stock repurchases (24,601 shares) with a $7.2 million increase in total debt

Highlights of six month operating results:

  Net income of $12.1 million - $1.48 per diluted share vs. $.46 per diluted share ($.81 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) for prior year period
  Revenues of $296 million compared to $276 million for the prior year period with same store revenue increase of 5.8%
  Retail unit sales increase of 4.3% to 24,124 from 23,125 for the prior year period with productivity at 28.1 retail units sold per store per month, up from 27.0 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 14.0%, down from 15.6% for prior year period
  Provision for credit losses of 27.7% of sales vs. 29.9% of sales (28% excluding increase to allowance for credit losses) for prior year period
  Strong cash flows supporting the increase in revenues, the $37 million increase in finance receivables, $875,000 in net capital expenditures and $8.1 million in common stock repurchases (297,693 shares) with a $16.8 million increase in total debt

“We are pleased with our top line growth and our sales volume productivity improvement. There is significant demand for what we provide our markets and we are excited that we have expanded our customer base by 2,600 since the beginning of our fiscal year. We are now serving almost 67,600 customers looking for good, basic and affordable transportation. Our Mission is ‘We strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service.’ We work hard every day to live our Mission Statement.  We believe that the communities we serve always deserve our best, and we are prepared to deliver,” said William H. (“Hank”) Henderson, Chief Executive Office of America’s Car-Mart, Inc. (the “Company”). “The competitive environment remains challenging, but we continue to believe that our face-to-face relationships with our customers combined with our efficient operating model will allow us to perform at a very high level as we move forward. We believe that our future is bright, and as always, we will continue to push for excellence in all that we do.”

“Once again, we believe that we have significant opportunities for improvement within our existing network, especially as related to customer success rates, and we remain committed to prioritizing efforts to improve results at all of our individual dealerships,” added Mr. Henderson. “We also believe that we can begin adding new dealerships again at some point in the future as we see improvements in results from our efforts.”

“As Hank mentioned, we are very pleased to see the top line increase of 12.9% which was driven by a 12.3% improvement in sales volume productivity for the quarter. We sold 28.4 retail units per store per month, which resulted in leveraging our cost structure, driving selling, general and administrative expenses to 17% from 18.9% for the prior year quarter. Improvements with inventory management resulted in a 220 basis point improvement in our gross profit percentage. Obviously, our associates are working hard to improve results and these dramatic positive changes did not happen by accident. We are very appreciative of their efforts as they tirelessly push to help our customers succeed,” said Jeff Williams, President of America’s Car-Mart, Inc. “Net Charge-Offs, while down slightly for the quarter, were higher than we would like to see and we attribute some portion of our credit results to the continuing tough operating environment. We know we can do better and we will continue to prioritize our efforts in this area of the business.”

“During the quarter, we re-purchased 24,601 shares of our common stock for approximately $894,000 at an average price of $36.33 per share. Since February 2010, we have re-purchased 4.5 million shares (38% of the outstanding shares) for $142.9 million at an average cost of $32.11. We plan to continue to invest in stock re-purchases opportunistically as we move forward,” added Mr. Williams. “We will continue to focus on cash flows and maintaining a healthy balance sheet.  We ended the quarter with debt to equity of 53.1% and debt to finance receivables of 26.3%. During the quarter, we increased financed receivables by $13.7 million, re-purchased $894,000 of common stock and had $352,000 in net capital expenditures, all with a $7.2 million increase in total debt.”

Conference Call

Management will be holding a conference call on Friday, November 18, 2016 at 11:00 a.m. Eastern Time to discuss second quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #12840259.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2016	Three Months Ended
	October 31,		vs.	October 31,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	12,167	10,881	11.8%
Average number of stores in operation	143	144	(0.3)
Average retail units sold per store per month	28.4	25.3	12.3
Average retail sales price	$10,491	$10,247	2.4
Same store revenue growth	11.6%	(3.4)%
Net charge-offs as a percent of average finance receivables	7.7%	7.8%
Collections as a percent of average finance receivables	12.6%	13.7%
Average percentage of finance receivables-current (excl. 1-2 day)	80.3%	82.5%
Average down-payment percentage	5.6%	6.4%

Period End Data:
Stores open	143	145	(1.4)%
Accounts over 30 days past due	4.8%	3.5%
Finance receivables, gross	$474,295	$427,663	10.9%

Operating Statement:
Revenues:
Sales	$133,170	$117,670	13.2%	100.0%	100.0%
Interest income	17,040	15,334	11.1	12.8	13.0
Total	150,210	133,004	12.9	112.8	113.0

Costs and expenses:
Cost of sales	77,997	71,596	8.9	58.6	60.8
Selling, general and administrative	22,654	22,239	1.9	17.0	18.9
Provision for credit losses	39,441	38,094	3.5	29.6	32.4
Interest expense	1,036	792	30.8	0.8	0.7
Depreciation and amortization	1,080	1,038	4.0	0.8	0.9
(Gain) loss on disposal of property and equipment	(1)	19	100.0	(0.0)	0.0
Total	142,207	133,778	6.3	106.8	113.7

Income (loss) before taxes	8,003	(774)		6.0	(0.7)

Provision (benefit) for income taxes	2,985	(289)		2.2	(0.2)

Net income (loss)	$5,018	$(485)		3.8	(0.4)

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income (loss) attributable to common shareholders	$5,008	$(495)

Earnings (loss) per share:
Basic	$0.64	$(0.06)
Diluted	$0.62	$(0.06)

Weighted average number of shares used in calculation:
Basic	7,833,061	8,471,918
Diluted	8,136,961	8,471,918

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2016	Six Months Ended
	October 31,		vs.	October 31,
	2016	2015	2015	2016	2015
Operating Data:
Retail units sold	24,124	23,125	4.3%
Average number of stores in operation	143	143	-
Average retail units sold per store per month	28.1	27.0	4.1
Average retail sales price	$10,442	$10,098	3.4
Same store revenue growth	5.8%	2.4%
Net charge-offs as a percent of average finance receivables	14.0%	15.6%
Collections as a percent of average finance receivables	25.6%	27.7%
Average percentage of finance receivables-current (excl. 1-2 day)	80.2%	81.8%
Average down-payment percentage	5.8%	6.5%

Period End Data:
Stores open	143	145	(1.4)%
Accounts over 30 days past due	4.8%	3.5%
Finance receivables, gross	$474,295	$427,663	10.9%

Operating Statement:
Revenues:
Sales	$262,854	$245,265	7.2%	100.0%	100.0%
Interest income	33,196	30,428	9.1	12.6	12.4
Total	296,050	275,693	7.4	112.6	112.4

Costs and expenses:
Cost of sales	153,510	146,682	4.7	58.4	59.8
Selling, general and administrative	45,822	45,363	1.0	17.4	18.5
Provision for credit losses	72,822	73,439	(0.8)	27.7	29.9
Interest expense	1,980	1,552	27.6	0.8	0.6
Depreciation and amortization	2,176	2,048	6.3	0.8	0.8
Loss on disposal of property and equipment	399	19	2,000.0	-	-
Total	276,709	269,103	2.8	105.3	109.7

Income before taxes	19,341	6,590		7.4	2.7

Provision for income taxes	7,214	2,458		2.7	1.0

Net income	$12,127	$4,132		4.6	1.7

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$12,107	$4,112

Earnings per share:
Basic	$1.53	$0.48
Diluted	$1.48	$0.46

Weighted average number of shares outstanding:
Basic	7,890,993	8,492,679
Diluted	8,161,019	8,853,621

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	October 31,	April 30,	October 31,
	2016	2016	2015

Cash and cash equivalents	$170	$602	$1,386
Finance receivables, net	$362,955	$334,793	$327,229
Inventory	$32,446	$29,879	$34,253
Total assets	$435,239	$406,296	$403,663
Total debt	$124,696	$107,902	$104,424
Treasury stock	$149,594	$141,535	$131,310
Stockholders' equity	$234,866	$228,817	$230,709
Shares outstanding	7,836,335	8,073,820	8,458,966

Finance receivables:
Principal balance	$474,295	$437,278	$427,663
Deferred revenue - payment protection plan	(18,476)	(17,305)	(16,061)
Deferred revenue - service contract	(10,470)	(10,034)	(9,865)
Allowance for credit losses	(111,340)	(102,485)	(100,434)

Finance receivables, net of allowance and deferred revenue	$334,009	$307,454	$301,303

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Six months
	ended October 31,
	2016	2015
Balance at beginning of period	$102,485	$93,224
Provision for credit losses	72,822	73,439
Charge-offs, net of collateral recovered	(63,967)	(66,229)
Balance at end of period	$111,340	$100,434

Contacts:
William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President and CFO at (479) 464-9944